                   AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT


                  AMENDMENT NO. 1, dated as of February 10 , 2003 (this "Amendment"), to the Asset Purchase Agreement, dated as of January 9, 2003 (the "Agreement"), by and among Natural Soda AALA, Inc., a Colorado corporation, ("Buyer") and AmerAlia, Inc., a Utah corporation, ("AmerAlia"), on the one hand, and White River Nahcolite Minerals Ltd. Liability Co., a Colorado limited liability company, ("Seller") and IMC Global Inc., a Delaware corporation and the indirect beneficial owner of all of the outstanding equity interests in Seller, ("Parent," and, together with Buyer, AmerAlia and Seller, the "Parties"), on the other hand. Capitalized terms not otherwise defined herein have the respective meanings set forth in the Agreement.


                                   WITNESSETH:

         WHEREAS, the Parties desire to amend the Agreement pursuant to Section
10.2 thereof to extend the Termination Date set forth in Sections 8.1(b), from February 4, 2003 to February 20, 2003, and to amend certain other provisions of the Agreement, all as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to Section 2.5 (c) (i) of the Agreement. Section 2.5(c)(i) of the Agreement is hereby amended as follows:

         (i) by deleting the phrase "in (A) and (B) below:" and replacing it with "in (A), (B) and (C) below:" in Section 2.5(c)(i);

         (ii)     by adding the following after the end of the first sentence of
                  Section 2.5(c)(i)(B):

                  "Notwithstanding the foregoing, the calculation in subsection
                  (2), above, shall exclude any tons of product under any Bioproducts Sales Commitment meeting the price criteria in subsection (1), above, which either (a) leave Seller's White River plant or its warehouse in Rifle, Colorado for delivery to the applicable customer of Bioproducts between February 4, 2003 and March 30, 2003, or (b) are part of the order for 6,000 tons that AmerAlia has procured."

         (iii)    by adding Section 2.5(c)(i)(C) as follows:

                  "(C) Interest calculated on the Purchase Price at 6% per annum, from the period of February 4, 2003 to the Closing Date, based on a year of 365 days and actual days elapsed."



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2. Amendment to Section 2.7 of the Agreement. Section 2.7 of the Agreement is
modified to change the reference "January 29, 2003" to "February 20, 2003" In addition, the language "unless the conditions to Closing set forth in Article VI... the parties hereto may mutually agree" in the fourth through tenth lines of that section are hereby deleted, and "subject to (i) the satisfaction or waiver of the conditions set forth in Article VI and (ii) the extension described in Section 8.1(b)" is inserted in lieu thereof.

3. Breakup Fee. Article II of the Agreement is hereby amended by adding a new
Section 2.12 as follows:

                  "Section 2.12 Breakup Fee. In the event that the Closing shall not have occurred on or before the Termination Date, other than due solely to the failure of the conditions set forth in
                  Section 6.2 to be satisfied, then AmerAlia shall pay to Seller on or before the date thirty (30) days immediately following the Termination Date by wire transfer of immediately available funds to a bank account designated by Seller the sum of five hundred thousand dollars ($500,000.00) to compensate Parent and Seller for the legal costs and expenses, and other expenses incurred by Seller and Parent in negotiating with Buyer and AmerAlia."

4. Amendment to Section 5.2(a) of the Agreement. Section 5.2(a) of the Agreement is hereby amended by inserting, following the phrase "conduct its business only in the Ordinary Course of Business," the following: "provided that nothing in this Agreement shall require the consummation of any Bioproducts Sales Commitments or any other commitments for sales under the Bioproducts Agreement during the period between February 4, 2003 and the Closing Date."

5. Amendment to Section 8.1(b) of the Agreement. Section 8.1(b) of the Agreement is hereby amended to change the reference of "February 4, 2003" in such Section to "February 20, 2003 (subject to an extension to no later than 5:00 p.m., Central Standard Time on February 24, 2003, if necessary, in the event that Buyer can show to Parent (i) that a wire transfer has been initiated to transfer to Holland & Hart's trust account funds in an amount equal to or greater than the Estimated Purchase Price, and (ii) the Fed Reference Number of the wire transfer and (iii) receipt of such funds has been delayed due to reasons beyond Buyer's or AmerAlia's control)."

6. Amendment to Section 8.2 of the Agreement. Section 8.2 of the Agreement is hereby amended by adding (i) "Section 2.12 (Breakup Fee)," before the words "Section 3.19" in the third line, (ii) "(a)" before the word "except" in the seventh line and (iii) the following language at the end: ", and (b) except as otherwise provided in Section 2.12."

7. Miscellaneous.

         (a) From and after the date hereof, all references in the Agreement to "this Agreement" shall be deemed to mean the Agreement as amended by this Amendment.



                                       2
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         (b)      This Amendment shall be governed by and construed in
                  accordance with the law of the State of Illinois without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any state or federal court sitting in the State of Illinois.

         (c) This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The Parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

         (d) This Amendment shall have no force or effect (i) if not fully executed by all of the Parties and (ii) if notice of such execution by each Party is not given to the other Parties by facsimile copy of this Agreement executed by said Party giving notice, said execution and delivery to be completed on or before 5:00 p.m., Central Standard Time, on Monday, February 10, 2003. For purposes of this Amendment, time is of the essence for said execution and notice.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the Parties have executed this Amendment or caused this Amendment to be executed as of the date first written above.

                                       NATURAL SODA AALA, INC.


                                       By:
                                          --------------------------------------
                                          Name:  Robert van Mourik
                                          Title: Chief Financial Officer,
                                                 Secretary and Treasurer



                                       AMERALIA, INC.


                                       By:
                                          --------------------------------------
                                          Name:  Robert van Mourik
                                          Title: Executive Vice President



                                       WHITE RIVER NAHCOLITE MINERALS LTD.
                                       LIABILITY CO.


                                       By:
                                          --------------------------------------
                                          Name:  Matthew J. Dowd
                                          Title: Vice President and Assistant
                                                 Secretary



                                       IMC GLOBAL INC.


                                       By:
                                          --------------------------------------
                                          Name:  J. Reid Porter
                                          Title: Executive Vice President and
                                                 Chief Financial Officer